                                                                     EXHIBIT 3.2

                           SECOND AMENDED AND RESTATED
                     LIMITED LIABILITY COMPANY AGREEMENT OF
                        PRODUCTION RESOURCE GROUP, L.L.C.


     This Second Amended and Restated Limited Liability Company Agreement (the "Agreement") of Production Resource Group L.L.C. (the "Company") is made as of December 1, 1997 by and among Harris Production Services, Inc., a New York corporation ("Harris"), and Scenic Properties L.L.C., a New York limited liability company ("SPLLC") and the Persons who become Members of the Company in accordance with the provisions hereof and whose names are set forth as Members on Schedule A hereto as in effect from time to time.

                                    RECITALS

     The parties hereto have formed a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. ss.18-101, et seq., as amended from time to time (the "Delaware Act" or the "Act"), by filing a Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware on August 7, 1995 under the name "Production Resources Group, L.L.C." The Certificate of Formation was subsequently amended to change the Company's name to Production Resource Group, L.L.C. On January 1, 1996, the parties, by execution of a certain Amended and Restated Limited Liability Agreement (the "Amended Agreement"), amended and restated their operating agreement in its entirety. In addition, on July 12, 1996, the parties, by a First Amendment to the Amended and Restated Operating Agreement (the "First Amendment") further amended their operating agreement. This Agreement expressly incorporates all of the terms and conditions of the Amended Agreement as amended by the First Amendment, and the parties wish to further amend and restate their operating agreement in its entirety to read as set forth herein.

     NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

                                    ARTICLE I
                                  DEFINED TERMS

Section 1.1 Definitions.

     Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

     "Additional Members" has the meaning set forth in Section 14.1 hereof.


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     "Additional Units" has the meaning set forth in Section 14.1 hereof.

     "Adjusted Capital Contributions" means the Capital Contributions of the Unit Holders reduced by the amount of cash and the Gross Asset Value of any Company Property distributed to such Unit Holder pursuant to Sections 10.1 or 16.4(d).

     "Advisory Board" means the Board created and existing pursuant to Article VII hereof.

     "Affiliate" means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Agreement" means this Second Amended and Restated Limited Liability Company Agreement, as amended, modified, supplemented or restated from time to time.

     "Assignee" means any Person who is an assignee of a Member's interest in the Company, or part thereof, and who does not become a Member.

     "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement executed by the Member and the Company.

     "Bankruptcy" (including the form "Bankrupt") means, with respect to any
Member: (a) the making of an assignment for the benefit of creditors by such Member, (b) the filing of a voluntary petition in bankruptcy by such Member, (c) the adjudication of such Member as a bankrupt or insolvent, or the entry against such Member of an order for relief in any bankruptcy or insolvency proceeding; provided that such order for relief or involuntary proceeding is not stayed or dismissed within 120 days, (d) the filing by such Member of a petition or answer seeking protection from creditors for itself or any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy statute, law or regulation, or (e) the filing by such Member of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of that nature. With respect to a Member that is not a natural person, Bankruptcy shall also include the occurrence of any of the aforementioned events with respect to the beneficial owner of a majority of the equity ownership of such Member.

     "Board" means the Board of Managers established pursuant to Article V hereof provided, however, that if there is only a single Manager, such Manager shall have all powers delegated to the Board of Managers hereunder.

     "Capital Account" means, with respect to any Unit Holder, the account maintained for such Unit Holder in accordance with the provisions of Section 4.4 hereof.



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     "Capital Appreciation Units" shall mean Units as listed on Schedule B hereof entitling their Unit Holder(s) to the annual return specified in Schedule B with respect to such class of Capital Appreciation Units and entitling their Unit Holder(s) to share in the appreciation in the value of the Company upon a Realization Event above the Threshold specified in Schedule B with respect to such class of Capital Appreciation Units.

     "Capital Contribution" means, with respect to any Unit Holder, the aggregate amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company pursuant to Section 4.1 hereof by such Unit Holder. In the case of a Unit Holder who acquires an interest in the Company by virtue of an assignment in accordance with the terms of this Agreement, "Capital Contributions" has the meaning set forth in Section 4.4(a) hereof.

     "Cause" shall mean, with respect to a Member who is a natural person or which is owned or controlled by a single natural person (a) commission by a Member of a felony or of any criminal act involving moral turpitude which results in an arrest or indictment, (b) deliberate and continued refusal to perform employment duties reasonably requested by the Company or an Affiliate, after 20 days' written notice by certified mail of such failure to perform, specifying that failure constitutes Cause (other than as a result of vacation, sickness, illness or injury), or (c) fraud, embezzlement, gross misconduct or gross negligence in connection with the business of the Company or an Affiliate which has a material adverse effect on the Company or an Affiliate; provided, however, that in the case of a Member having an employment agreement with the Company or any Affiliate, any definition of "Cause" contained in such agreement shall supercede the definition contained herein.

     "Certificate" means the Certificate of Formation filed with the Secretary of State of Delaware on August 7, 1995 and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section (?) of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

     "Company" means Production Resource Group, L.L.C., the limited liability company heretofore formed and continued under and pursuant to the Delaware Act and this Agreement.

     "Company Minimum Gain" shall mean an amount equal to the gain the Company would realize if it disposed of any Company Property subject to a Company Nonrecourse Liability for no consideration other than full satisfaction of such liability determined strictly in accordance with Regulation section 1.704-2(d). Notwithstanding any provision to the contrary contained herein, Company Minimum Gain and increases and decreases in Company Minimum Gain shall be computed in accordance with Section 704 of the Code and Regulations issued thereunder, as the same may be issued and interpreted from time to time. A Member's share of Company Minimum Gain at the end of any Fiscal Year equals:

       the sum of (a) the nonrecourse deductions allocated to that Member (and to that Member's predecessors in interest) up to that time and
       (b) the distributions made to that Member (and to that Member's predecessors in interest) up to that time of proceeds of a Nonrecourse Liability allocable to an increase in Company Minimum Gain minus the sum of (i) that Member's (and that Member's predecessors in interest) aggregate share of the net decreases in Company Minimum Gain and (ii) that Member's (and that Member's predecessors in interest) aggregate share of decreases resulting from revaluations of Company Property subject to one or more Company Nonrecourse Liabilities.

     "Company Nonrecourse Liability" means a liability to the extent that no Member or related person bears the economic risk of loss (as defined in Regulation Section 1.752-2) with respect to the liability.

     "Company Property" means any property owned by the Company.

     "Competing Business" shall mean any activity which (a) involves the conduct of the themed entertainment, production management, theatrical rental, scenery, rigging, supply of physical product elements (including lighting and sound), theatrical equipment or exhibit business or the design and build business, (b) involves the conduct of the theatrical equipment software business, (c) directly competes with any other business conducted by the Company or any of its Affiliates or any other business if the Company or such Affiliate took substantial steps in anticipation of commencing such business prior to the Termination or Bankruptcy of the competing Member and the person engaging in the Competing Business was aware of such steps. For purposes of this Agreement, neither Kaleidoscope Creative, Inc. nor J. Harris, Inc. shall be considered to be a Competing Business.

     "Covered Person" means a Member, a Manager, or Advisor, any Affiliate of a Member or of a Manager, any officers, directors, shareholders, partners, employees, representatives or agents of a Member, Manager or their respective Affiliates, or any employee or agent of the Company or its Affiliates.

     "Delaware Act" means the Delaware Limited Liability Company Act, 6 Del. C. ss. 18-101, et seq., as amended from time to time.

     "Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset



                                       4
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Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to such asset for such Fiscal Year or other period bears to such beginning adjusted tax basis; and provided further, that if the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managers.

     "Division" shall mean each entity in which the Company has a controlling equity interest and each other division (whether or not formed as a separate legal entity) which is accounted for on a separate basis for internal Company purposes as determined in good faith by the Managers on a consistent basis. Unless changed by the Managers, the Divisions shall consist of (a) the Scenic Division, (b) the Event Services Division (c) the Lighting Division, (d) the Sound Division and (e) the PRG Corporate division.

     "Division Officers" shall mean those persons designated as officers of a Division by the Managers.

     "Excluded Assets" or "Excluded Liabilities" shall mean any assets held by a Member or any liabilities of a Member that are listed as excluded assets or excluded liabilities, as the case may be, in the Assignment and Assumption Agreement executed by the Member and the Company and, notwithstanding anything to the contrary contained in the Assignment and Assumption Agreements between Harris and ECTS, A Scenic Technology Company, Inc. ("STNY") and the Company, the capital stock of Showpay owned by Harris and STNY shall constitute an Excluded Asset and Showpay shall be deemed to have contributed its assets to the Company immediately prior to the contributions of Harris and STNY .

     "Fiscal Quarter" shall mean each of the four consecutive three-month periods in each Fiscal Year.

     "Fiscal Year" means (a) the period commencing upon the formation of the Company and ending on December 31, 1996, (b) any subsequent 12 month period commencing on January 1 and ending on December 31, or (c) any portion of the period described in clause (b) of this sentence for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article IX hereof.

     "Gross Asset Value" means, with respect to any asset, such asset's adjusted basis for federal income tax purposes, except as follows:

     (1) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the contributing Member and the Managers;


     (2) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managers, as of the following times: (i) the



                                       5
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acquisition of an additional interest in the Company by any new or existing
Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Unit Holder of more than a de minimis amount of Company assets as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Regulation ss.1.704-l(b)(2)(ii)(g); provided, however, that adjustments pursuant to clause
(i) and clause (ii) of this sentence shall be made only if the Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Unit Holders in the Company; and

     (3) the Gross Asset Value of any Company asset distributed to any Unit Holder shall be the gross fair market value of such asset on the date of distribution, as determined by the distributed Member and the Managers.

     If the Gross Asset Value of an asset has been determined or adjusted pursuant to Paragraph (a) or Paragraph (b) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

     "Initial Members" shall mean Harris, STNY, ECTS Contracting of Las Vegas, Inc. ("SCLV"), Showpay, Inc. ("Showpay"), Scenic Properties, L.L.C. ("SPLLC") and Theatre Techniques Associates, Inc. ("TTA"). STNY, SCLV and TTA have merged into Harris subsequent to the date of the original agreement and the Units originally issued to Showpay have been transferred to Harris.

     "Initial Public Offering" shall mean the initial sale of equity securities in the Company or in an incorporated successor of the Company in an underwritten public offering registered with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended; provided however, that an Initial Public Offering shall not include a registration relating solely to employee benefit plans on Forms S-1 or S-4 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future.

     "Liquidating Trustee" has the meaning set forth in Section 16.3 hereof.

     "Liquidation Preference" means the right to receive liquidations distributions prior to the rights of holders of Regular Units to receive such liquidating distributions as set forth in Schedule B, hereof.

     "Majority Vote" means the written approval of, or the affirmative vote by, Members holding a majority of the Units held by Members other than Members holding any class of Units which are, by their terms, non-voting Units.


     "Managers" means the Persons designated in Section 5.2 hereof as managers of the Company within the meaning of the Delaware Act. The initial Manager is identified on Exhibit A hereto.



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     "Member" means any Person named as a member of the Company on Schedule A hereto and includes any Person admitted as an Additional Member or a Substitute Member pursuant to the provisions of this Agreement, and "Members" means two (2) or more of such Persons when acting in their capacities as members of the Company.

     "Member Minimum Gain" means an amount determined by first computing for each Member Nonrecourse Liability any gain the Company would realize if it disposed of the Company Property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. The amount of Member Minimum Gain includes any minimum gain arising from a conversion, refinancing, or other change to a debt instrument, only to the extent a Member is allocated a share of that minimum gain. Member Minimum Gain and increases and decreases in Member Minimum Gain are intended to be computed in accordance with Section 704 of the Code and the Regulations issued thereunder.

     "Member Nonrecourse Liability" means any Company Liability to the extent such liability is nonrecourse under Delaware law, and on which a Member or Related Person bears the economic risk of loss under Section 1.752-2 of the Regulations.

     "Net Cash Flow" means, for each Fiscal Year or other period of the Company, the gross cash receipts of the Company from all sources but excluding any amounts, such as gross receipts taxes, that are held by the Company as a collection agent or in trust for others or that are otherwise not unconditionally available to the Company, less all amounts paid by or for the account of the Company during the same Fiscal Year or other period (including, without limitation, payments of principal and interest on any Company indebtedness and expenses reimbursed to the Managers under Section 5.6 hereof), and less any amounts determined by the Managers to be necessary to provide a reasonable reserve for working capital needs or any other contingencies of the Company. Net Cash Flow shall be determined in accordance with the cash receipts and disbursements method of accounting and otherwise in accordance with generally accepted accounting principles, consistently applied. Net Cash Flow shall not be reduced by depreciation, amortization, cost recovery deductions, depletion, similar allowances or other noncash items, but shall be increased by any reduction of reserves previously established.

     "Non-Participating Units" shall mean units of any class listed on Schedule B designated as "Non-Participating Units" and hereof which participate in the Profits of the Company only to the extent specified on Schedule B. As of the date hereof, Capital Appreciation Units, Preferred Capital Appreciation Units,

Preferred Units and 8% Convertible Preferred Units are designated as Non-Participating Units. Non-Participating Units may or may not have a Liquidation Preference.

     "Officers" shall mean those persons designated as officers of the Company by Managers.

     "Participating Units" shall mean units of any class listed on Schedule B hereof which share with the Regular Units in the Profits of the Company. Participating Units may or may not have a Liquidation Preference.

                                       7

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     "Person" includes any individual, corporation, association, partnership
(general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

     "Preferred Capital Appreciation Units" shall mean Units with the rights and privileges of Capital Appreciation Units but with the liquidation preference indicated on Schedule B hereof.

     "Preferred Return" shall mean the return, if any, payable to a particular class of Unit Holders, designated as a "Preferred Return" in Schedule B, hereof.

     "PRG" shall mean Production Resource Group, L.L.C., a Delaware limited liability company.

     "Profits" and "Losses" means, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with ss. 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to ?703(a)(1) of the Code), with the following adjustments:

     (4) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

     (5) any expenditures of the Company described in ss.705(a)(2)(B) of the Code (or treated as expenditures described in ss.705(a)(2)(B) of the Code pursuant to Regulation ss.1.704-l(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

     (6) in the event the Gross Asset Value of any Company asset is adjusted in accordance with Paragraph (b) or Paragraph (c) of the definition of "Gross Asset Value" above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

     (7) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

     (8) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of "Depreciation" above.

     "Regulations" means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time including corresponding provisions of succeeding regulations.


                                       8
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     "Realization Event" means (i) a sale of substantially all of the assets of the Company in one transaction or in a series of related transactions (ii) a sale of fifty percent or more of the interests in the Company held, directly and indirectly, by the Founders in one transaction or a series of related transactions, or (iii) an Initial Public Offering.

     "Related Person" means a Person having a relationship to a Member that is described in Section 1.752-4(b) of the Regulations.

     "Senior Lender" has the meaning set forth in Section 15.5 hereof.

     "Tax Matters Member" has the meaning set forth in Section 12.1 hereof.

     "Threshold" means the level above which holders of a series of Capital Appreciation Units or Preferred Capital Appreciation Units are entitled to share in the proceeds of a Realization Event.

     "Unit" shall mean an interest of a Member in the Company entitling the holder to a share in Company profits, losses and operating distributions as provided herein.

     "Unit Holder" means any Person who holds one or more Units, regardless of whether such Person is a Member and regardless of whether such Units were initially acquired by such Person from the Company or by assignment from another Unit Holder.


                                   ARTICLE II

                               FORMATION AND TERM

     Section 2.1 Formation

     (9) The Members hereby agree to continue the Company as a limited liability company under and pursuant to the provisions of the Delaware Act and agree that the rights, duties and liabilities of the Members and the Managers shall be as provided in the Delaware Act, except as otherwise provided herein.


     (10) The Initial Members have contributed all of their assets other than their Excluded Assets subject to all of their liabilities other than Excluded Liabilities and they were admitted to the Company as Members and issued one or more classes of Units. Upon the effective date hereof, the Members own the number and class of Units set forth in Schedule A.

     (11) The name and mailing address of each Unit Holder shall be listed on Schedule A attached hereto. The Managers shall update Schedule A from time to time as necessary to reflect accurately the information therein. Any amendment or revision to Schedule A made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time.



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

         Section 2.2 Name

         The name of the Company is Production Resource Group, L.L.C. The business of the Company may be conducted upon compliance with all applicable laws under any other name or names designated by the Managers which names may but need not include reference to Production Resource Group, L.L.C. or any variation thereon.

         Section 2.3 Term.

         The term of the Company commenced on the date the Certificate was filed in the office of the Secretary of State of the State of Delaware. The Company shall have perpetual life.

     Section 2.4 Registered Agent and Office

     The Company's registered agent and office in Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801. At any time, the Managers may designate another registered agent and/or registered office.

     Section 2.5 Principal Place of Business

     The principal place of business of the Company shall be at 4170 West Harmon Avenue, Las Vegas, Nevada or at such other location as the Managers may determine. Upon ten days notice to the Members, the Managers may change the location of the Company's principal place of business.

     Section 2.6 Qualification in Other Jurisdictions.

     The Managers shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business. The Managers, as authorized persons, within the meaning of the Delaware Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business and shall comply with any requirements, such as the publication of the contents of the Agreement, that may be imposed by the laws of any jurisdiction in which the Company is qualified to do business.

     Section 2.7 Limitation on Liability.

     No Member shall be liable for the debts, liabilities, contracts or other obligations of the Company, except as provided in this Agreement or the Act. Each Member shall be liable only to make its capital contribution as herein specifically provided and shall not be required, after its capital contribution shall have been paid, to make any further capital contribution to the Company, or to lend any funds to the Company or to repay to the Company, any Member or any creditor of the Company any negative balance in such Member's Capital Account.


                                   ARTICLE III


                        PURPOSE AND POWERS OF THE COMPANY


     Section 3.1 Purpose

     The purpose of the Company is to acquire, hold, protect, manage and dispose of the assets contributed by the Initial Members and the assets of such other businesses as are acquired, from time to time, by the Company, to carry on the businesses formerly conducted by the Initial Members and such other businesses in related or unrelated industries, anywhere in the world, in which the Managers choose to engage and to engage in any and all activities necessary, advisable or incidental thereto.

     Section 3.2 Powers of the Company

(12) The Company, acting through its Board of Managers, shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in
Section 3.1, including, but not limited to the power:

          (1) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Delaware Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

          (2) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

          (3) to enter into, perform and carry out contracts of any kind, including, without limitation, contracts with the Managers, any Member, any Affiliate thereof, any employee or group of employees of the Company, or any agent of the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of the purpose of the Company; (1)

          (4) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

          (5) to lend money for its proper purpose, to invest and reinvest its funds, to take and hold real and personal property for the payment of funds so loaned or invested;

          (6) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

          (7) to purchase liability and other insurance to protect the Company's property and business:

          (8) to open bank accounts in the name of the Company or in other names used by the Company in conducting its business, and shall determine from time to time the authorized signatories for such accounts and invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

          (9) upon the affirmative vote or written consent of a majority of the Managers to sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan;

          (10) to execute on behalf of the Company all instruments and documents, including, without limitation: checks, drafts, notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company's property; assignments; bills of sale; leases; partnership agreements; operating agreements of other limited liability companies; and any other instruments or documents necessary or appropriate, in the opinion of the Managers, to the business of the Company; (1)

          (11) to employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

          (12) to enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Managers may approve;

          (13) to do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business; and

          (14) to establish and maintain reserves in such amount and for such purposes for and on behalf of the Company as the Managers may deem necessary or desirable, which monies shall not be considered in determining the Net Cash Flow of the Company available for distribution;

          (15) to indemnify any Person to the maximum extent permitted by the Delaware Act;

          (16) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

          (17) to borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

          (18) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities;

          (19) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company; and


          (20) to cease its activities and cancel its Certificate;

     (13) The Company may merge with, or consolidate into, another Delaware limited liability company or other business entity (as defined in Section

18-209(a) of the Delaware Act) or effect any other form of business combination upon a vote of a majority of the Managers.

     (14) The Managers shall establish annual budgets, target revenues and earnings, business plans and goals for cross-Divisional interaction and integration for the Company and for each Division. The Managers shall meet with the officers of each Division at least annually to review these items and such other matters as may be appropriate. The Managers shall appoint the Division Officers of each of the Company's Divisions who shall act as set forth in
Article VII.

     (15) Except as otherwise agreed by the Managers, all borrowings of all Members shall be conducted through PRG. If it is necessary to calculate Divisional profits or Divisional net cash flow, such items shall be reduced by the Division's allocable share of any borrowings as determined in good faith by the Managers taking account of the utilization of such borrowings.

     Section 3.3 Initial Public Offering.

     (16) The Managers shall have the right to effect an Initial Public Offering upon a majority vote of the Managers.

     (17) If the Managers believe it to be necessary or appropriate to convert the Company to a corporation or other legal form to further an Initial Public Offering they may effect such conversion upon a majority vote of the Managers.

     (18) Upon the conversion of the Company to corporate form: (i) all Regular Units shall convert on an equal basis without regard to any differences in Capital Accounts with respect to such Units and (ii) all Units that share in the appreciation of the value of the Company above a specified Threshold shall convert to shares of stock in the corporation based on the ratio of the Unit Holders' Capital Account balances to the sum of all Capital Account balances after adjusting such Capital Accounts for the gain or loss that would be recognized if all Company assets had been sold for their fair market values immediately prior to such conversion. For example, if the only classes of outstanding Units at the time of conversion were Regular Units and Capital Appreciation Units with a Threshold of $55 million and the Company had a value of $105 million at such time, holders of

Regular Units would first have their Capital Account balances increased to $55 million with the remaining $50 million in value shared among the holders of Regular and Capital Appreciation Units in proportion to the total number of Units held by each such holder.

                                   ARTICLE IV

                          CAPITAL CONTRIBUTIONS, UNITS,


                          CAPITAL ACCOUNTS AND ADVANCES


     Section 4.1 Capital Contributions

     (19) Each Unit Holder has contributed or is deemed to have contributed to the capital of the Company the amount set forth opposite the Unit Holder's name on Schedule A attached hereto. The agreed value of the Capital Contributions made or deemed to have been made by each Unit Holder shall be set forth on Schedule A.

     (20) No Unit Holder shall be required to make any additional capital contribution to the Company. No Unit Holder shall have any personal liability for the repayment of any Capital Contribution of any other Member or Assignee.

     Section 4.2 Units

     (21) Interests in the Company shall be divided into and be represented by Units. Units shall be either Participating Units or Non-Participating Units. As of the date hereof, Participating Units are comprised of the following Units:
Regular Units, Capital Appreciation Units, Preferred Capital Appreciation Units, Preferred Units and 8% Convertible Preferred Units. As of the date hereof, the following Units are hereby converted into Regular Units on a Unit for Unit basis: TTA Units and SPLLC Units. As of the date hereof, the NY Stage Command Units and Worldwide Stage Command Units are converted to 500,000 Regular Units. As of the date hereof, the SPLLC Units are redeemed in exchange for the Company's ownership of real property in New Windsor, NY, Cornwall-on-Hudson, NY, and Las Vegas, NV as described in the Company's Preliminary Offering Memo dated December 3, 1997 prepared in connection with the Company's issuance of Senior Subordinated Notes due 2007. Participating Units shall have solely the rights specifically set forth herein and in Schedule B hereto as in effect from time to time. Non-Participating Units shall have solely the rights specifically set forth herein and in Schedule B hereto as in effect from time to time. Except as otherwise provided herein, all Units of a specific class shall have equal rights inter se. Except as otherwise required by Delaware law, Units other than Regular Units shall have no right to vote on any matter requiring the vote of the Members.

     (22) Regular Units shall be entitled to receive their pro rata share of Profits or Losses and Net Cash Flow after provision for the payment of the Preferred Return and the exclusion of the Profits or Losses or Net Cash Flow specially allocated or distributed to a one or more classes of

Units other than Regular Units. Except in the case of a Member owning solely Regular Units, no portion of a Member's Capital Account shall be considered attributable to the Regular Units held by the Member and Regular Units shall represent solely a right to participate in the future Profits or Losses of the Company rather than the right to receive distributions upon the liquidation of the Company.

     (23) The Managers may create such other class, classes or series of Units or other equity interests in the Company as they shall deem necessary or desirable, which Units or other equity interests in the Company may have voting rights, rights to distributions and allocations, or other rights that are different from, and superior or inferior to those of, the then-existing Units; provided, however, that, except as otherwise provided herein, no class or series of Units may be created with voting rights, rights to distributions and allocations, or other rights superior to those of an existing class or classes of Units (other than Regular Units) without the consent of a majority in interest of each affected class or series of such other Units. For purposes of the proviso in the immediately preceding sentence, a class or series of Units shall not be deemed to have rights superior to any other class or series of Units solely because such class or series has the ability to share in the value of the Company above or below the threshold established for any existing class or series of Units. Schedule B of this Agreement shall be amended from time to time to reflect the creation of additional classes and series of Units. The creation of a new class or classes of Units shall not constitute an amendment to this Agreement.

     (24) A Member may own one or more classes of Units. Except as otherwise specifically provided herein, the ownership of other classes of Units shall not affect the rights or obligations of a Member with respect to Units of other classes. Any reference to the holder of a class of Units shall be deemed to refer to such holder only to the extent of the Units of the relevant class held by such Member unless the context clearly and unequivocally provides otherwise.

     (25) The number and class or classes of each Unit Holder's respective Units shall be set forth on Schedule A attached hereto. Each Unit Holder hereby agrees that its interest in the Company and in its Units shall for all purposes be personal property. A Unit Holder shall have no interest in specific Company property.

     Section 4.3 Status of Capital Contributions

     (26) No Member shall be entitled to demand the return of its Capital Contributions prior to the termination of the Company. No Unit Holder shall have the right to demand or receive property other than cash, except as may be specifically provided in this Agreement.

     (27) No Unit Holder shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Unit Holder, except as otherwise specifically provided in this Agreement.

     Section 4.4 Capital Accounts

     (28) An individual Capital Account shall be established and maintained for each Unit Holder. The original Capital Account established for any Unit Holder who acquires an interest in the Company by virtue of an assignment in accordance with the terms of this Agreement shall be in the same amount as, and shall replace, the Capital Account of the assignor of such interest, and, for purposes of this Agreement, such Unit Holder shall be deemed to have made the Capital Contributions made by the assignor of such interest (or made by such assignor's predecessor in interest). To the extent such Unit Holder acquires less than the entire interest in the Company of the assignor of the interest so acquired by such Unit Holder, the original Capital Account of such Unit Holder and its Capital Contributions shall be in proportion to the interest it acquires, and the Capital Account of the assignor who retains a partial interest in the Company, and the amount of its Capital Contributions, shall be reduced in proportion to the interest it retains.

     (29) The Capital Account of each Unit Holder shall be maintained in accordance with the following provisions:

          (1) to such Unit Holder's Capital Account there shall be credited such Unit Holder's Capital Contributions, such Unit Holder's distributive share of Profits and the amount of any Company liabilities that are assumed by such Unit Holder or that are secured by any Company assets distributed to such Unit Holder;

          (2) to such Unit Holder's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Company assets distributed to such Unit Holder pursuant to any provision of this Agreement, such Unit Holder's distributive share of Losses and the amount of any liabilities of such Unit Holder that are assumed by the Company or that are secured by any property contributed by such Unit Holder to the Company; and (3) in determining the amount of any liability for purposes of this Subsection
     (b), there shall be taken into account 752(c) of the Code and any other applicable provisions of the Code and the Regulations. (1)

          (4) In the event that the Capital Accounts of the Members are adjusted to reflect a revaluation of Company property pursuant to Regulations
     Section 1.704-1(b)(2)(iv)(f), the Members' Capital Accounts shall be adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(g) for allocations to them of Depreciation, depletion, amortization and gain or loss.

     (30) The foregoing provisions and the other provisions of the Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members), are computed in order to comply with such Regulations, the Managers may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article XVI hereof upon the dissolution of the Company. The Managers also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events (for example, the acquisition by the Company of oil or gas properties) might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

     Section 4.5 Advances

     If any Unit Holder shall advance any funds to the Company in excess of its Capital Contributions, the amount of such advance shall neither increase its Capital Account nor entitle it to any increase in its share of the distributions of the Company. The amount of any such advance shall be a debt obligation of the Company to such Unit Holder and shall be repaid to it by the Company with interest at a rate equal to the lesser of (a) the prime rate as announced from time to time by The Bank of New York, plus 2% per annum, and (b) the maximum rate permitted by applicable law, and upon such other terms and conditions as shall be mutually determined by such Unit Holder and the Managers. Any such advance shall be payable and collectible only out of Company assets, and the Unit Holders shall not be personally obligated to repay any part thereof. No Person who makes any nonrecourse loan to the Company shall have or acquire, as a result of making such loan, any direct or indirect interest in the profits, capital or property of the Company, other than as a creditor.

     Section 4.6 Long-Term Incentive Plan.

     (31) The Company will adopt a long-term incentive plan in such form and with such terms as may be agreed to by the Managers.

     (32) The Managers are authorized to issue up to 750,000 Units pursuant to such plan to Managers, advisors, officers and employees any may also issue units under employment agreements with the Company's senior managers and advisors.

     (33) Initial grants pursuant to the long-term incentive plan will be made to the persons and in the amounts shown in Schedule C hereto. Such grants will be of Capital Appreciation Units or such other class or classes of Units as may be designated by the Manager in accordance with Section 4.2(c) hereof and will entitle their holders solely to share in any appreciation in the value of PRG above its value at the time of organization.

     (34) The Managers are authorized to adopt such other compensation plans, and employment agreements including plans providing for ownership of "phantom units" with such terms and conditions as they shall deem appropriate.

                                    ARTICLE V

                                    MANAGERS


     Section 5.1 Management by Managers; Standard of Care.

     (35) Subject to the provisions of this Agreement and the Act regarding rights expressly granted to the Members or expressly requiring the approval of the Board of Advisors, the management of the business and affairs of the Company shall be conducted by or under the responsibility of the Manager, or, if there shall be more than one Manager at any time, the Managers acting as a Board of Managers ("Board of Managers") and to the maximum extent permitted under the Act, the Board of Managers shall function in a manner similar to a corporate board of directors and shall be held to the same standard of care and fiduciary obligation as a member of the board of directors of a Delaware corporation whose charter and bylaws afford the maximum protection against liability to its directors. Except for situations in which the approval of the Members or of the Board of Advisors is expressly required by this Operating Agreement or by non-waivable provisions of applicable law, the Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business.

     (36) Each Manager shall perform the duties of a Manager, including the duties as a member of any committee of the Board of Managers upon which the Manager may serve, in good faith, in a manner such Manager believes to be in the best interests of the Company, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.

     Section 5.2 Number, Identity, Tenure and Qualifications of Managers.

     (37) The authorized number of Managers of the Company shall be not less than one (1) nor more than nine (9) until and unless changed by a duly adopted amendment to this Agreement. The number of Managers of the Company shall be fixed from time to time by a vote of a majority of the Managers or the affirmative vote or written consent of a majority in interest of the Members. The initial Manager or Managers are set forth in Exhibit A hereto.

     (38) Managers shall be elected by a Majority Vote of the Members at the annual meeting of the Members of the Company to serve for a term of two (2) years or until their successor or successors have been elected or appointed pursuant to the provisions of this Agreement. If there are more than one Manager, the terms of the Managers shall be staggered such that the terms of one-half (1/2) of the Managers shall end in any year except that if there is an odd number of Managers, the additional Manager shall serve an initial two-year term.

     (39) A Manager need not be a Member.

     Section 5.3 The following rules shall apply at any time that there is more than one Manager:

     (40) Meetings of the Managers may be called by two or more Managers or by the Chairman of the Company, and shall be held at the principal office of the Company, unless some other place is designated in the notice of the meeting. Accurate minutes of any meeting of the Board of Managers or any committee shall be maintained by the Secretary or other officer designated for that purpose.

     (41) The Managers shall have regular meetings not less frequently than quarterly at such place and such time as shall be approved by resolution of the Managers. Such regular meetings may be held without notice.

     (42) Special meetings of the Managers may be called at any time by the Chairman of the Managers, if any, or the President, or any Vice President, or Secretary, or any two (2) Managers. At least forty-eight (48) hours' notice of the time and place of special meetings shall be delivered personally to the Managers or personally communicated to them by an officer of the Company by telephone or facsimile. Notice sent to a Manager by letter shall be addressed to him or her at the address shown upon the records of the Company, or if not shown on Company records, at the principal place of business of the Company. Notice that is mailed shall be deposited in the United States mail, postage prepaid, at least four (4) days prior to the date of the meeting. (1)

     (43) When a Manager is present at any Manager's meeting, however called or noticed, and either prior to or after the holding of such meeting, (i) signs a written consent to the meeting or waiver of notice of such meeting, or, (ii) attends a meeting without notice but without protesting, then the transactions of the meeting are as valid as if conducted at a meeting regularly called and noticed.

     (44) Any action required or permitted to be taken by the Managers may be taken without a meeting and shall have the same force and effect as if taken by a vote of Managers at a meeting, provided the action is authorized by a consent signed individually or collectively by a majority of the Managers. Such consent shall be filed with the regular minutes of the Managers and a copy of the consent shall promptly be provided to all Managers.

     (45) Any action required or permitted to be taken by the Managers may be taken by a telephonic meeting so long as each Manager is notified of the date and time of said meeting, or so long as there is an appropriate waiver of notice or action by written consent following said telephone conference, and each Manager at the meeting is identified and is able to hear and otherwise participate in the telephonic conference without restriction.

     (46) A majority or more of the Managers as fixed by this Agreement constitute a quorum for the transaction of business. A majority vote of the number of Managers as fixed by this Agreement (as opposed to a percentage of the quorum) shall be necessary to transact business, provided that less than a majority of the Managers, in the absence of a quorum, may adjourn the meeting from time to time. A meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of Managers, if any action taken is approved by at least a majority of the Managers.

     (47) Notice of the time and place of holding an adjourned meeting need not be given to absent Managers if the time and place is fixed at the meeting adjourned and the adjourned meeting is held within twenty-four (24) hours. If the meeting is adjourned for more than twenty-four (24) hours, notice shall be given to all Managers not present at the time of adjournment.

     (48) The Managers shall receive compensation for serving as Managers as determined by the Chairman from time to time. Compensation may include cash compensation, Units, or options to acquire Units.

     Section 5.4 Managers have no Exclusive Duty to Company

     The Managers shall not be required to manage the Company as their sole and exclusive function and a Manager may have other business interests and may engage in other activities in addition to those relating to the Company, provided that the pursuit of other ventures and other activities directly competitive with the business of the Company by the Managers is hereby prohibited.

     Section 5.5 Limitation on Authority.

     No Member (other than a Member who is also a Manager) shall have any power or authority to bind the Company unless the Member has been authorized by the Managers to act as an agent of the Company. Senior executive officers of the Company or of a Division shall have the authority to bind the Company within the scope of authority delegated to them by the Managers.

     Section 5.6 Reimbursement

     The Company shall reimburse the Managers for all ordinary and necessary out-of-pocket expenses incurred by the Managers on behalf of the Company. Such reimbursement shall be treated as an expense of the Company that shall be deducted in computing the Net Cash Flow and shall not be deemed to constitute a distributive share of Profits or a distribution or return of capital to the Manager. The Managers shall determine the proper apportionment of salaries and general and administrative expenses among the Divisions using such methods as they believe to be reasonable or convenient.

     Section 5.7 Removal of Manager.

     (49) A Manager may be removed with or without cause by a Majority Vote. If the Board Notice (as defined in section 7.1(d)) has been given, a Manager may also be removed by a vote of a majority of the Board of Advisors.


     (50) Any removal of a Manager shall become effective on such date as may be specified by the Members (or members of the Board of Advisors as the case may be) voting in favor thereof. Should a Manager that is removed also be a Member, such Member shall continue to participate in the Company as a Member and shall share in the Profits, Losses and Net Cash Flow in the same ratios, as provided in Article VIII and Article IX hereof, as were applicable to such Member before its removal as Manager.

     Section 5.8 Resignation of Manager

     A Manager may resign from its position as a Manager at any time upon not less than 30 days prior written notice to all of the Members and to the members of the Board of Advisors.

     Section 5.9 Vacancies

     If a vacancy on the Board of Managers shall exist at any time other than an annual or special meeting of the Members of the Company, a majority of the Managers may elect or appoint a Manager to fill the vacancy and to serve until the next annual meeting of the Members.


                                   ARTICLE VI

                                    OFFICERS

     Section 6.1 Officers

     The Managers may designate one or more Persons as officers of the Company, including, without limitation, a Chairman, one or more Vice Chairmen, a President, one or more Vice Presidents, a Chief Operating Officer, a Treasurer/Chief Financial Officer, a Controller, a Secretary and one or more Assistant Secretaries, may create such committees as they deem necessary or appropriate, and may endow Managers, Members or employees with such titles and such powers as they deem appropriate to carry on the business of the Company. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by a vote of a majority of the Managers, at any regular or special meeting of the Managers, or by the Chairman or any officer upon whom such power of removal may be conferred by the Managers.

                                   ARTICLE VII

                                 ADVISORY BOARD




     Section 7.1 Advisory Board.

     (a) The Managers are authorized to create an Advisory Board to advise the Company with respect to the formulation and implementation of the Company's strategic plan and such other advice as may be requested by the Managers.

     (b) Except as set forth in Sections 7.1(c) and (d) hereof, members of the Advisory Board shall serve purely an advisory role and shall not have any decision-making authority with respect to the Company or its operations; Members of the Advisory Board shall not be fiduciaries of the Company subject, however, to their duty to retain the confidential nature of all information provided to them in their capacity as Members of the Advisory Board.

     (c) The Company shall not implement any related party transaction which would require disclosure pursuant to Rule 404 promulgated under the Securities Act of 1933, as amended without the consent of a majority of the members of the Advisory Board.

     (d) The Managers may by notice to the Advisory Board members and the written consent of such members (the "Board Notice"), create a fiduciary relationship between the Advisory Board and the Company and, in such case, except as set forth in the notice, the Advisory Board shall have the rights and responsibilities of a corporate board established pursuant to the Delaware Corporate law.

     Section 7.2 Number, Identity, Tenure and Qualifications.

     (a) Prior to the giving of the Board Notice, the Managers shall appoint such number of members of the Advisory Board as they deem necessary and appropriate. Members of the Advisory Board shall serve at the pleasure of the Managers and may be removed with or without cause by the Managers at any time.

     (b) After the giving of the Board Notice, the Members shall appoint the Members of the Advisory Board by a Majority Vote and shall have right, by Majority Vote, to remove any member of the Advisory Board.

     Section 7.3 Meetings of Advisory Board.

     (a) Prior to the giving of the Board Notice, meetings of the Advisory Board may be called by the Managers at such times as they deem necessary or appropriate. It is anticipated that the Advisory Board will meet at least quarterly.

     (b) After the giving of the Board Notice, Board meetings may be called by the Chairman or any member of the Advisory Board and the Board will meet at least quarterly.

     (c) The Advisory Board may establish such committees including an Audit Committee and a Compensation Committee, as it may deem to be necessary or desirable.

     Section 7.4 Advisory Board Members have no Exclusive Duty to Company.

     The Members of the Advisory Board shall not be required to serve as such as their sole and exclusive function and may have other business interests and may engage in other activities in addition to those relating to the Company, provided that the pursuit of other ventures and other activities directly competitive with the business of the Company by the members of the Advisory Board is hereby prohibited.

     Section 7.5 Remuneration of Advisory Board Members.

     The Members of the Advisory Board shall be entitled to such compensation for service thereon as the Managers deem to be appropriate, including equity incentives if determined by the Managers to be appropriate.

                                  ARTICLE VIII

                                     MEMBERS


     Section 8.1 Powers of Members.

     The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. The Members shall also have the power to authorize the Managers, by Majority Vote, to possess and exercise any right or power not already vested in the Managers pursuant to Section 3.2 or any other provision of this Agreement. In addition to the foregoing, the Members have the power to exercise any and all other rights or powers of the Company and do all lawful acts and things as are not by the Delaware Act or this Agreement directed or required to be exercised or done by the Managers.

     Section 8.2 Partition.

     Each Member irrevocably waives, until termination of the Company, any and all rights that it may have to maintain an action for partition of the Company' s property.

     Section 8.3 Resignations; Retirements.

     A Member may not resign from the Company without a Majority Vote of the other Members. If a Member is permitted to resign pursuant to this Section 8.3, and, following its resignation, there would be fewer than two remaining Members, an additional member may be admitted to the Company, upon the affirmative vote of a majority in interest of the Members, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company. In such event, the Company shall not dissolve if the business of the Company is continued without dissolution in accordance with Section 16.2(c) hereof. The Company may recover damages for breach of this Section 8.3 if any Member violates this Section 8.3 and may offset the Company's damages against any amount owed to a resigning Member for distributions.

                                   ARTICLE IX

                                   ALLOCATIONS


     Section 9.1 Profits and Losses.

     (51) For each Fiscal Year or shorter period for which it is necessary to allocate Profits or Losses, the Managers shall allocate Profits or Losses (other than Profits and Loses attributable to a Realization Event) as follows:

     (52) Profits shall be allocated:

          (1) First to the extent of, and in proportion to, Losses allocated pursuant to Section 9.1(d) below, and not previously offset;

          (2) Next, to the holders of Units of each class or series entitled to receive a Preferred Return specified on Schedule B, hereof ratably among such holders in proportion to the amount of Preferred Return accrued to date that each such holder is entitled to receive; and

          (3) The balance shall be allocated among the Unit Holders in proportion to the number of Participating Units other than Units entitled to receive a Preferred Return held by each Unit Holder.

     (53) Profits attributable to a Realization Event shall be allocated as follows:

          (1) First, to the extent of, and in proportion to, Losses allocated pursuant to Section 9.1(d) below, and not previously offset;

          (2) Next, to holders of Participating Units until the aggregate Capital Accounts of holders of participating Units with respect to such Units equal the lowest Threshold established for any class or series of outstanding Units;

          (3) Next, to holders of Participating Units and holders of Non-Participating Units with the lowest Threshold established for any class or series of outstanding Units until the aggregate Capital Accounts of such holders with respect to such Units equals such lowest Threshold;


          (4) Next, to repeat the allocations in Section 9.1(c)(iii) with respect to each successively higher Threshold for any class or series of outstanding Units until the aggregate Capital Accounts of the holders of all Participating and Non-Participating Units equal the highest Threshold for any class or series of outstanding Units; and (1)


          (5) The balance shall be allocated among the holders of Participating and Non-Participating Units in proportion to the number of units held by each Unit holder.

     (54) Except as otherwise specifically provided herein, Losses shall be allocated among the Unit Holders:

          (1) First to the extent of, and in proportion to, Profits allocated pursuant to Section 9.1(b) and (c) above, and not previously offset hereunder;

          (2) Next to the holders of Units (other than Units entitling their holder to a Liquidation Preference) in proportion to the number of such Units held by each Member until the Capital Accounts of all Members attributable to such Units have been reduced to zero;

          (3) Next to the holders of Units entitling their holder to a Liquidation Preference in proportion to the number of such Units held by each Member until the Capital Accounts of such Members attributable to such Units or have been reduced to zero; and

          (4) The balance, if any, to the holders of all Units in proportion to the number of such Units held by each Member.


         Section 9.2 Allocation Rules.

     (55) In the event Members are admitted to the Company pursuant to this Agreement on different dates, the Profits (or Losses) allocated to the Unit Holders for each Fiscal Year during which Members are so admitted shall be allocated among the Unit Holders in proportion to the number of Units each holds from time to time during such Fiscal Year in accordance with ss.706 of the Code, using any convention permitted by law and selected by the Managers.

     (56) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Managers using any method that is permissible under ss.706 of the Code and the Regulations thereunder.

     (57) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Unit Holders in the same proportions as they share Profits and Losses for the Fiscal Year in question.

     (58) The Members are aware of the income tax consequences of the allocations made by this Article IX and hereby agree to be bound by the provisions of this Article IX in reporting their shares of Company income and loss for income tax purposes.

     (59) Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company, within the meaning of Regulations Section 1.752-3(a)(3), the Members' interests in Company profits are held solely by the Regular Unit Holders in proportion to the number of Units held by such Unit Holders.

     (60) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Managers shall endeavor not to treat distributions having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt (as defined by such Regulations).

     (61) In the case of a Member holding one or more classes of Units, the determination of the Capital Account attributable to a specific class of Units shall be made by dividing the total Capital Account by the aggregate number of Units without regard to class.

     Section 9.3 Tax Allocations: Section 704(c) of the Code.

     (62) In accordance with ss.704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Unit Holders so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 1.1 hereof).

     (63) In the event the Gross Asset Value of any Company asset is adjusted pursuant to Paragraph (ii) of the definition of "Gross Asset Value" contained in
Section 1.1 hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under ss.704(c) of the Code and the Regulations thereunder.

     (64) Any elections or other decisions relating to allocations under this
Section 9.3, including the selection of any allocation method permitted under proposed Regulation ss.1.704-1(c), shall be made by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 9.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unit Holder's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

     Section 9.4 Regulatory Allocations

     The following special allocations shall be made in the following order (all capitalized terms not defined in this Section 9.4 or in Section 1.1 hereof shall have the meanings given to such terms by the Regulations):

     (65) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this
Article IX, if there is a net decrease in Company Minimum Gain during any Company Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 9.4(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

     (66) Member Minimum Gain Chargeback. Except as otherwise provided in
Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article IX, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with

Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 9.4(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

     (67) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section
1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted

Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 9.4(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IX have been tentatively made as if this Section 9.4(c) were not in the Agreement.

(68) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company Fiscal Year which is in excess of the sum of
(i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 9.4(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this
Article IX have been made as if Section 9.4(c) hereof and this Section 9.4(d) were not in the Agreement.

     (69) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated in proportion to the Capital Contributions of the Members on the last day of the immediately preceding Fiscal Year.

     (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations
Section 1.704-2(I)(1).

         (g) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code
Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be
taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

     Section 9.5 Curative Allocations.

     The allocations set forth in Section 9.4 hereof (the "Regulatory

Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 9.5. Therefore, notwithstanding any other provision of this Article IX (other than the Regulatory Allocations), the Managers shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 9.1 hereof.


                                    ARTICLE X

                                  DISTRIBUTIONS

     Section 10.1 Net Cash Flow

         Except as otherwise provided in Article XVI hereof
                   (relating to the dissolution of the
                   Company), any distribution of the Net Cash
                   Flow during any Fiscal Year shall be made to the Unit Holders as follows:

     (70) First to distribute to the Unit Holders cash in an amount sufficient to enable the Unit Holders to fund their federal and state income tax liabilities attributable to their respective distributive shares of the taxable income of the Company calculated by assuming that each Unit Holder pays tax at the highest marginal rate applicable to individuals for Federal and New York State income tax purposes.

     (71) Second, to the holders of Units of a Class entitled to receive a Preferred Return in an amount equal to the Preferred Return accrued to date reduced by the amount previously distributed pursuant to Section 10.1(a) with respect to such Preferred Return;

     (72) Third, to the Unit Holders in an amount equal to the cumulative Profits allocated to such Unit Holders hereunder reduced by the amount previously distributed pursuant to Section 10.1(a) with respect to such Profits;

     (73) Fourth, to the Unit Holders until all Unit Holders have received an amount equal to their Adjusted Capital Contributions; and

     (74) The balance shall be distributed to the Members in proportion to the number of Units held by each Member.

     Section 10.2 Distribution Rules.


     (75) All distributions pursuant to Section 10.1(a) hereof shall be at such times and in such amounts as shall be determined by the Managers except that all distributions (other than distributions in satisfaction of a Preferred Return) must be made pro rata based on the aggregate Profits allocated to each Member.

     (76) All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Unit Holders shall be treated as amounts distributed to the Unit Holders pursuant to this Article X for all purposes of this Agreement. The Managers are authorized to withhold from distributions, or with respect to allocations, to the Unit Holders and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate such amounts to those Unit Holders with respect to which such amounts were withheld. In addition, the Managers may, but shall not be required to, pay amounts otherwise payable to any Member (whether as a distribution, compensation or otherwise) to the Internal Revenue Service or the tax authorities of other jurisdictions in which the Company is engaged in business if the Managers determine such payments to be necessary or appropriate. If the Managers elect to make such payments with respect to any Member, such Member agrees to cooperate with the Managers by providing such information or forms as are reasonably requested by the Managers in connection with the making of such payments.

     Section 10.3 Limitations on Distribution.

     Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Unit Holder on account of its interest in the Company if such distribution would violate Section 18-607 of the Delaware Act or other applicable law.

                                   ARTICLE XI

                                BOOKS AND RECORDS


         Section 11.1 Books, Records and Financial Statements.

     (77) At all times during the continuance of the Company, the Company shall maintain, at its principal place of business or at such other location as is determined by the Managers, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company business in accordance with generally accepted accounting principles consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. The Company shall also maintain true and accurate records sufficient for it to calculate Divisional Profits and Divisional Losses for each Division if necessary or appropriate for it to do so. Such books of account, together with a certified copy of this Agreement and of the Certificate, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Member and its duly authorized representative for any purpose reasonably related to such Member's interest in the Company. In the discretion of the Managers, the books of account and the records of the Company may be examined by and reported upon as of the end of each Fiscal Year by a firm of independent certified public accountants selected by the Managers. Any Member shall have the right to have a private audit of the Company books and records conducted at reasonable times and after reasonable advance notice to the Company for any purpose reasonably related to such Member's interest in the Company, but any such private audit shall be at the expense of the Member desiring it, and it shall not be paid for out of Company funds.

     (78) The Managers shall prepare and maintain, or cause to be prepared and maintained, the books of account of the Company and the following documents shall be transmitted by the Managers to each Member at the times hereinafter set forth.

          (1) Within 60 days after the close of each of the first three Fiscal Quarters in the Fiscal Year, a report containing such financial information for such Fiscal Quarter as the Managers deem appropriate

          (2) Within three months after the close of each Fiscal Year, the following financial statements, examined by and certified to by the independent certified public accountants referred to in Subsection (a) of this Section 11.1 if, but only if, the Managers have elected to retain independent accountants:

               (1) balance sheet of the Company as of the beginning and close of such Fiscal Year;

               (2) statement of Company Profits and Losses for such Fiscal Year; and

               (3) statement of such Member's Capital Account as of the close of such Fiscal Year, and changes therein during such Fiscal Year.

          (3) Within three months after the close of each Fiscal Year, the following documents:

               (1) a statement indicating such Member's share of each item of Company income, gain, loss, deduction or credit for such Fiscal Year for income tax purposes; and

               (2) a copy of each income tax return, federal or state, filed by the Company for such Fiscal Year.

     (79) All information contained in any statement or other document distributed to any Member pursuant to Subsection (ii) of this Section 11.1 shall be deemed accurate, binding and conclusive with respect to such Member unless written objection is made thereto by such Member to the Company within 20 business days after the receipt of such statement or other document by such Member.

     Section 11.2 Accounting Method

     For both financial and tax reporting purposes and for purposes of determining Profits and Losses, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions and be appropriate and adequate for the Company's business. The Members acknowledge that the Company will maintain both tax and GAAP books and records if determined to be necessary or appropriate by the Managers.

     Section 11.3 Annual Audit

     The Managers shall determine whether or not to obtain an independent outside audit. If the Managers determine that such an audit is desirable, the Managers shall obtain such audit as soon as practical after the end of each Fiscal Year, but not later than 120 days after such end. If independent certified public accountants referred to in Section 11.1(a) hereof have been engaged by the Company, the financial statements of the Company shall be audited by them, and such financial statements shall be accompanied by a report of such accountants containing their opinion. The cost of such audits will be an expense of the Company. A copy of the audited financial statements and the accountants' report will be furnished to each Member within 10 business days after their receipt by the Managers.

     Section 11.4 Membership Certificates Interests in the Company shall be represented by membership certificates in such form as may be determined by the Managers.

                                   ARTICLE XII

                                   TAX MATTERS


     Section 12.1 Tax Matters Member.

     (80) The Chief Financial Officer of the Company, or if there is none, the General Counsel of the Company, is hereby designated as the initial "Tax Matters Partner" of the Company for purposes of ss.6231(a)(7) of the Code and shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes.

     (81) The Tax Matters Partner shall, within 10 days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, mail a copy of such notice to each Unit Holder.

     (82) The Managers may at any time hereafter designate a new Member as Tax Matters Member.

     Section 12.2 Right to Make Section 754 Election

     The Managers may, in their sole discretion, make an election in accordance with ss.754 of the Code, to adjust the basis of Company property in the case of a distribution of property within the meaning of ss.734 of the Code, and in the case of a transfer of a Company interest within the meaning of ss.743 of the Code. Each of the Unit Holders shall, upon request of the Managers, supply the information necessary to give effect to such an election.

                                  ARTICLE XIII

                   LIABILITY, EXCULPATION AND INDEMNIFICATION


Section 13.1 Liability.

     (83) Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

     (84) Except as otherwise expressly required by law, a Member, in its capacity as such, shall have no liability in excess of (i) the amount of its Capital Contributions, (ii) its share of any assets and undistributed Profits of the Company, (iii) its obligation to make other payments expressly provided for in this Agreement, and (iv) the amount of any distributions wrongfully distributed to it either as a result of a computational error or in an amount in excess of that permitted to be distributed by the Act.

     Section 13.2 Exculpation.

     (85) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's gross negligence or willful misconduct.


     (86) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits, Losses or Net Cash Flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

     Section 13.3 Fiduciary Duty

     (87) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

     (88) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between Covered Persons, or (ii) whenever this Agreement or any other agreement contemplated herein or therein provides that a Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or any Member, the Covered Person shall resolve such conflict of interest in favor of the Company absent permission of the Managers to the contrary. In the absence of bad faith by the Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

     Section 13.4 Indemnification.

     To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 13.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.


     Section 13.5 Expenses

     To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding may, in the sole discretion of the Managers, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 13.4 hereof.

     Section 13.6 Outside Businesses

         Any Member, Manager or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others provided that such business does not compete with the business of the Company, and, in such case, the Company, the Members and the Manager shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom. Nothing in this Section 13.6 shall supersede any restriction contained in any other agreement to which a Member, Manager or Affiliate is a party.

                                   ARTICLE XIV


                          ADDITIONAL MEMBERS AND UNITS



     Section 14.1 Additional Units

     By approval of a majority of the Managers, the Company is authorized to offer, sell or grant additional limited liability company interests in the Company ("Additional Units") to any Person in such amounts and on such terms as the Managers may determine; provided, that without the consent of a majority in interest of the Members, the Managers may not issue more than a total of ten million Units. Each Person who subscribes for or is otherwise granted any of the Additional Units shall be admitted as an additional member of the Company (each, an "Additional Member" and collectively, the "Additional Members") at the time such Person (a) executes this Agreement or a counterpart of this Agreement and
(b) is named as a Member on Schedule A hereto. The legal fees and expenses of the Company associated with such admission shall be borne by the Company unless otherwise agreed by the new Member (in which event such fees or portion thereof shall be specially allocated to such Member).

     Section 14.2 Allocations.

     Additional Units shall not be entitled to any retroactive allocation of the Company's income, gains, losses, deductions, credits or other items; provided, that subject to the restrictions of ss.706(d) of the Code, Additional Units shall be entitled to their respective share of the Company's income, gains, losses, deductions, credits and other items arising under contracts entered into before the effective date of the issuance of any Additional Units to the extent that such income, gains, losses, deductions, credits and other items arise after such effective date. To the extent consistent with ss.706(d) of the Code and Regulations promulgated thereunder, the Company's books may be closed at the time Additional Units are issued (as though the Company's tax year had ended) or the Company may credit to the Additional Units pro rata allocations of the Company's income, gains, losses, deductions, credits and items for that portion of the Company's Fiscal Year after the effective date of the issuance of the Additional Units.

                                   ARTICLE XV


                      ASSIGNABILITY AND SUBSTITUTE MEMBERS



     Section 15.1 Assignability of Units

     No Member may transfer, assign or pledge as security for indebtedness the whole or any part of its Units and any purported transfer, other than a transfer upon the death of a Member or pursuant to Section 15.5 hereof, shall be null and void.

     Section 15.2 Recognition of Assignment by Company

     No assignment, or any part thereof, that is in violation of this Article XV shall be valid or effective, and neither the Company nor the Members shall recognize the same for the purpose of making distributions of Net Cash Flow pursuant to Section 10.1 hereof with respect to such Company interest or part thereof. Neither the Company nor the nonassigning Members shall incur any liability as a result of refusing to make any such distributions to the assignee of any such invalid assignment.


     Section 15.3 Indemnification

     In the case of an assignment or attempted assignment of an interest in the Company the parties engaging or attempting to engage in such assignment shall be liable to indemnify and hold harmless the Company and the other Members from all costs, liabilities and damages that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and lawyers' fees and expenses) as a result of such assignment or attempted assignment and efforts to enforce the indemnity granted hereby.

     Section 15.4 Effect of Termination of Service

     (89) If a Member is an officer or employee of PRG or one or more of its Affiliates at the time such Member first becomes a Member and such officer or employee is terminated for Cause as an officer or employee of PRG or of an Affiliate (such Member being referred to as a "Terminated Member") the Company shall have the right, but not the obligation, to purchase the Units held by such Terminated Member for the lesser of (i) the Adjusted Capital Contribution of the Terminated Member or (ii) the fair market value of his or her Units, in either case determined as of the end of the immediately preceding fiscal quarter and payable as set forth in Section 15.4(b) hereof. This Section 15.4 shall be superseded in the case of any Member who is a party to a certain Owners' Agreement dated as of January 1, 1996 or by inconsistent provisions in any employment contract between a Member and the Company and in the case of any inconsistency between this Agreement and such Owners Agreement or employment agreement the Owners Agreement shall control in the absence of an employment agreement and the employment agreement, if any, shall otherwise control.

     (90) The Managers in their sole discretion may determine whether any amount payable pursuant to Section 15.4(a) hereof shall be paid in cash or by delivery of the Company's promissory note providing for a balloon payment of principal no later than the fifth anniversary of the issuance of such note and providing for interest payments no less frequently than annually with interest at the prime rate announced from time to time by the bank with whom the Company maintains its primary banking relationship at the time of the issuance of such note, or if such rate is not generally available such other prime rate as is quoted by The Wall Street Journal. In the event that the Company shall default in the payment due at the time and in the amount provided for by this Agreement, the Terminated Member to whom such payment is due shall be entitled solely to claim against the Company as a creditor and hereby waives any claim for rescission of the subject Unit sale transaction or any other beneficial or equitable recognition as a Member of the Company.

     (91) Any determination of value made pursuant to this Section 15.4 shall be made by the Managers in good faith based on the best information readily available to the Managers including reports, if any, showing the valuation of the Divisions prepared for and presented to any unrelated parties. The determination made by the Managers shall be final and conclusive absent willful malfeasance or fraud.

     (92) Upon tender of all payments due to such Member pursuant to this
Section 15.4, the Member or his, her or its personal representative shall deliver to the Company the certificate or certificates, if any, for the Units purchased by the Company in form constituting good delivery (including, without limitation, any reasonably requested form of instrument of conveyance or Company power to the extent not previously supplied pursuant to this Agreement), with all requisite transfer tax stamps, if any, affixed thereto, and such probate, estate or tax certificates or other documents as may be reasonably required by the Company to evidence the authority of a personal representative and compliance with any applicable estate and inheritance tax requirements.

     Section 15.5 Assignment to Senior Lender

     Notwithstanding anything to the contrary contained herein, if required by the Bank of New York, its successors and assigns, or any other senior institutional lender to the Company (a "Senior Lender"), a Member may grant a security interest in and pledge or assign its Units to such Senior Lender and its successors and assigns. The Company agrees that any such assignment or pledge will not violate Section 15.1 or Section 15.2 hereof.

                                   ARTICLE XVI


                    DISSOLUTION, LIQUIDATION AND TERMINATION



     Section 16.1 No Dissolution.

     The Company shall not be dissolved by the admission of Additional Members or substitute Members in accordance with the terms of this Agreement.

     Section 16.2 Events Causing Dissolution.

     The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

     (93) the written consent of all Members;

     (94) the death, retirement, resignation, expulsion, Bankruptcy or dissolution of a Member who is a Manager or the occurrence of any other event under the Delaware Act that terminates the continued membership of a Member who is a Manager in the Company unless, within 90 days after the occurrence of such an event, a majority in interest of the remaining Members agree in writing to continue the business of the Company and to the appointment, if necessary or desired, effective as of the date of such event, of one or more Additional Members; or

     (95) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act.

     Section 16.3 Notice of Dissolution

          Upon the dissolution of the Company, the Person or Persons approved by a Majority Vote to carry out the winding up of the Company (the "Liquidating Trustee") shall promptly notify the Members of such dissolution.

     Section 16.4 Liquidation.

     Upon dissolution of the Company, the Liquidating Trustee shall immediately commence to wind up the Company's affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Unit Holders shall continue to share Profits and Losses during liquidation in the same proportions, as specified in Article IX hereof, as before liquidation. Each Member shall be furnished with a statement prepared by the Company's certified public accountants that shall set forth the assets and liabilities of the Company as of the date of dissolution. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:

     (96) to creditors of the Company, including Unit Holders who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company;

     (97) to the establishment of reserves for contingent or unforeseen obligations of the Company;

     (98) to the repayment of any loans from any Members;

     (99) to the Members the remaining proceeds of liquidation in accordance with their Capital Account balances, after giving effect to any contributions, distributions and allocations for all periods through the date of dissolution and for allocations that would be made if all assets of the Company distributed in kind had been sold for their fair market value.

     Section 16.5 Termination.

     The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, have been distributed to the Unit Holders in the manner provided for in this Article XVI, and the Certificate shall have been canceled in the manner required by the Delaware Act.

     Section 16.6 Claims of the Members

     The Members and Assignees shall look solely to the Company's assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and Assignees shall have no recourse against the Company or any other Member or the Managers.


                                  ARTICLE XVII


                             AMENDMENTS AND MEETINGS

     Section 17.1 Amendments.

     (100) Any amendment to this Agreement shall be adopted and be effective as an amendment hereto if it receives the affirmative vote of a majority in interest of the Members, provided that such amendment be in writing and executed by a majority in interest of the Members.

     (101) Notwithstanding Section 17.1(a), this Agreement shall not be amended to:

          (1) subject the Members to liability beyond that contemplated herein without the unanimous consent of the affected Members;

          (2) amend any provision that materially adversely affects the economic interests of a Member in the Company or the value of Units by altering the interest of any Member in the amount or timing of distribution or the allocation of Profits, Losses (other than any such alteration caused by the acquisition of additional Units by any Member or as otherwise specifically provided herein) without the consent of (x) two-thirds in interest of all Members in the case of an amendment applying in a substantially similar manner to all classes of Units or (y) two-thirds in interest of each affected class of Units in the case of any other amendment. . ction 17.2 Meetings of the Members

     (102) Meetings of the Members may be called by the Managers and shall be called by the Managers upon the written request of twenty percent in interest of the Members or upon the request of the Board of Advisors. The call shall state the location of the meeting and the nature of the business to be transacted.

Notice of any such meeting shall be given to all Members not less than three business days nor more than 30 days prior to the date of such meeting. Members may vote in person or by proxy at such meeting. Whenever a vote, consent or approval of Members is permitted or required under this Agreement, such vote, consent or approval may be given at a meeting of Members or may be given in accordance with the procedure prescribed in Subsection (c) of this Section 17.2. Except as otherwise expressly provided in this Agreement, a majority vote of the Members shall be required to constitute the act of the Members.

     (103) For the purpose of determining the Members entitled to vote on, or to vote at, any meeting of the Members or any adjournment thereof, the Managers or the Member requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date shall not be more than 30 days nor less than 10 business days before any such meeting.

     (104) Each Member may authorize any Person to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

     (105) Each meeting of Members shall be conducted by the Managers or Member or Board of Advisor member requesting such meeting or by such other Person that the Managers or Member or Board of Advisors member requesting such meeting may designate.

                                  ARTICLE XVIII

                                  MISCELLANEOUS


     Section 18.1 Notices

     All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail (return receipt requested) as follows:

     (106) if given to the Company, in care of the Managers at the Company's mailing address set forth on Schedule A attached hereto;

     (107) if given to a Manager, at its mailing address set forth on Schedule A attached hereto; or

     (108) if given to any Member at the address set forth opposite its name on Schedule A attached hereto, or at such other address as such Member may hereafter designate by written notice to the Company.


     All such notices shall be deemed to have been given when received.

     Section 18.2 Failure to Pursue Remedies

     The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

     Section 18.3 Cumulative Remedies.

     The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

     Section 18.4 Binding Effect.

     This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

     Section 18.5 Interpretation

     Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to "Articles," "Sections" and paragraphs shall refer to corresponding provisions of this Agreement.

     Section 18.6 Severability

     The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     Section 18.7 Counterparts

     This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument; provided, however, that the failure of any party to have executed this Agreement shall not prevent this Agreement from being enforceable on all parties who have executed this Agreement or a copy hereof.

     Section 18.8 Integration


     This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

     Section 18.9 Governing Law.

         This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to choice of law principles.

     Section 18.10 Arbitration

     Any dispute, difference or controversy arising under this Agreement and involving solely the payment of money shall be settled by arbitration. Any arbitration pursuant to this Section 18.10 shall be held before a panel of three arbitrators, one of which shall be selected by each of Chairman of the Board of Managers and the interested Member and the third of which shall be selected by the mutual election of such two arbitrators. Each party shall bear its own expenses for counsel and other out-of-pocket costs in connection with any resolution of a dispute, difference or controversy. Any arbitration shall take place in New York, New York or in Las Vegas, Nevada at the election of the Company, or at such other location as the parties may agree upon, according to the American Arbitration Association's Commercial Arbitration Rules now in force and hereafter adopted. The parties agree that, in any arbitration the Members shall, to the maximum extent possible, have such rights as to the scope and manner of discovery as are permitted in the Federal Rules of Civil Procedure and consent to the entry of any order of any court of competent jurisdiction necessary to enforce such discovery. The arbitrators shall make their award in accordance with and based upon all the provisions of this Agreement and judgment upon any award rendered by the arbitrators shall be entered in any court having jurisdiction thereof. The fees and disbursements of such arbitrators shall be borne equally by the parties, with each party bearing its own expenses for counsel and other out-of-pocket costs. The arbitrators are specifically authorized to award costs and attorney's fees to the party prevailing in the arbitration and shall do so in any case in which they believe the arbitration was not commenced in good faith.

     Section 18.11 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

     IN WITNESS WHEREOF, this Amended Agreement has been executed by Members representing a majority in interest of the issued and outstanding Units as of the date first above stated.




HARRIS PRODUCTION SERVICES,               SCENIC PROPERTIES LLC*
INC.


--------------------------                       --------------------------
By:                                              By:
Name:                                            Name:
Title:                                           Title:
                                                 * Solely with respect to
                                                   Section 4.2 hereof.


SHOWPAY, INC.*


--------------------------
By:
Name:
Title:

* Solely with respect to Section 4.2
hereof.

                                   Schedule A


---------------------------------- ---------------------------- ----------------
Name and Address of Unit Holder    Number and Class of Units    Opening Capital
                                                                Account
---------------------------------- ---------------------------- ----------------
Harris Production Services, Inc.   5,000,200 Regular Units      $ 50,000,000
539 Temple Hill Road
New Windsor, NY 12553
---------------------------------- ---------------------------- ----------------
---------------------------------- ---------------------------- ----------------

Theodore Van Bemmel, Jr.           17,241 Regular Units                        -
8772 Wittenwood Cove
Orlando, FL 32836
---------------------------------- ---------------------------- ----------------
---------------------------------- ---------------------------- ----------------

Kevin Baxley                       129,980 Regular Units**                     -
19 Keeler Place
Ridgefield, CT 06877
---------------------------------- ---------------------------- ----------------
---------------------------------- ---------------------------- ----------------

William Ennis                      51,992 Regular Units**                      -
70 Terrace Street
Haworth, NJ 07641
---------------------------------- ---------------------------- ----------------
---------------------------------- ---------------------------- ----------------

Bradley G. Miller                  452,000 Capital                             -
140 Thompson Street, Apt 5D        Appreciation Units
New York, N.Y.                     consisting of 113,000 of
                                   each of Class A, B, C and
                                   D of such Units**
---------------------------------- ---------------------------- ----------------
---------------------------------- ---------------------------- ----------------

Robert A. Manners****              113,000 Class A Capital                     -
84 Hilltop Drive                   Appreciation Units**
Chappaqua, NY
---------------------------------- ---------------------------- ----------------
---------------------------------- ---------------------------- ----------------

Joseph Bartlett                    10,000 Class A Capital                      -
                                   Appreciation Units**
---------------------------------- ---------------------------- ----------------
---------------------------------- ---------------------------- ----------------

Thomas Lips                        3,000 Class A Capital                       -
                                   Appreciation Units**

---------------------------------- ---------------------------- ----------------
---------------------------------- ---------------------------- ----------------

Joseph Harris                      3,000 Class A Capital                       -
                                   Appreciation Units**
---------------------------------- ---------------------------- ----------------
---------------------------------- ---------------------------- ----------------

TOTALS                                                          $ 50,000,000.00

---------------------------------- ---------------------------- ----------------

**   Subject to vesting in accordance with the Company's Restricted Limited
Liability Company Unit Incentive Plan

                                   Schedule B

-----------------        -------------------------------------------------------

Class of Units           Special Rights and Privileges
-----------------        -------------------------------------------------------
-----------------        -------------------------------------------------------

Capital           The holder of Capital Appreciation Units shall be entitled
Appreciation      to receive in annual Preferred Return of five cents per
Units             Capital Appreciation Unit and to share in the appreciation in the value of the Company above the Threshold established for each series of Capital Appreciation Units. The following series of Capital Appreciation Units exist as of the date hereof.

                  Series                   Threshold
                  ------                   ---------
                  Series A                 $55 million
                  Series B                 $70 million
                  Series C                 $85 million
                  Series D                 $95 million
                  Series E                 $105 million
                  Series F                 $115 million
                  Series G                 $125 million
                  Series H                 $135 million
                  Series I                 $145 million
                  Series J                 $155 million
                  Series K                 $165 million
                  Series L                 $175 million
                  Series M                 $185 million
                  Series N                 $195 million
                  Series O                 $205 million
                  Series P                 $215 million
                  Series Q                 $225 million
                  Series R                 $235 million
                  Series S                 $245 million
                  Series T                 $255 million
                  Series U                 $265 million
                  Series V                 $275 million
                  Series W                 $285 million

                  Capital Appreciation Units are hereby designated as Non-Participating Units. Capital Appreciation Units and Regular Units shall be pari passu with respect to liquidation preferences after the satisfaction of the applicable Threshold. The Managers may provide for contractual modifications to the Thresholds established for grants of Capital Appreciation Units pursuant to employment agreements.
----------------- --------------------------------------------------------------
Preferred Capital The holder of Preferred Capital Appreciation Units shall be

Appreciation      entitled to the same rights and Appreciation privileges of a
Participating     holder of Capital Units of the same series and shall also
                  have a Liquidation Preference equal to the amount paid for such Preferred Capital Appreciation Units as indicated in
                  the certificate issued
----------------- --------------------------------------------------------------

----------------- --------------------------------------------------------------
Units             by the Company in connection with such issuance. Preferred
                  Capital Appreciation Units are hereby designated as
                  Non-Participating Units.
----------------- --------------------------------------------------------------
Preferred Units   The holder of Preferred Units shall be entitled to the same rights and privileges of a holder of Regular Units and shall also have a Liquidation Preference equal to the amount paid for such Preferred Capital Appreciation Units as indicated
                  in the certificate issued by the Company in connection with such insurance. Preferred Units are hereby designated as
                  Non-Participating Units.
----------------- --------------------------------------------------------------
8% Convertible    The holder of 8% Convertible shall be entitled to receive an
Preferred Units   eight percent Preferred Units (8%) per annum cumulative
                  distribution priority which will accumulate but not be paid currently.

                  The Units will be convertible into IPO Securities at the time of any IPO at a price equal to sixty-two and one-half percent (62.5%) of the per share price of any IPO Securities.

                  Upon conversion of the Preferred Units into IPO Securities all accrued distributions will be eliminated (i.e., conversion will be based only on the Preferred Units' Unit Price).

                  At any time after the earlier of (i) the third anniversary of the issuance of the Preferred Units, or (ii) the date of the IPO Notice at the option of the Investor, the Company will redeem, provided the redemption is permitted under the terms of the Company's agreement with its senior institutional lenders, such Investor's Preferred Units at a price equal to the number of outstanding Preferred Units to be redeemed multiplied by the Unit Price plus all accrued
                  and unpaid distributions thereon. Certain other terms and definitions related to the 8% Convertible Preferred Units are contained in an Investment Option Agreement which is available for inspection at the Company's office. 8% Convertible Preferred Units are hereby designated as Non-Participating Units.
--------------------------------------------------------------------------------

                                   Schedule C
                            Long-Term Incentive Plan


---------------------------  ---------------------------------------------------
Name of Participant                           Number of Units
---------------------------  ---------------------------------------------------
Kevin Baxley                                      129,980
---------------------------  ---------------------------------------------------
William Ennis                                     51,992
---------------------------  ---------------------------------------------------

---------------------------  ---------------------------------------------------

Exhibit A
Schedule of Initial Managers

Jeremiah J. Harris